Exhibit 99.1

Marathon Petroleum Reports Third Quarter Results

•	Earnings per diluted share increased to $3.16 from $0.77 in third quarter 2010

•	Refining & Marketing pre-tax segment income from operations of $1.7 billion, up from $352 million in third quarter 2010

•	Further strengthened financial position

•	25 percent increase in quarterly dividend

•	Detroit Heavy Oil Upgrade Project on budget and on schedule

FINDLAY, Ohio, Nov. 1, 2011 – Marathon Petroleum Corporation (NYSE:MPC) today reported third quarter net income of $1.13 billion, or $3.16 per diluted share, compared with net income of $277 million, or $0.77 per diluted share, in the third quarter of 2010.

	Three Months Ended September 30
(In millions, except per diluted share data)	2011	2010
Net income	$1,133	$277
Net income – per diluted share	$3.16	$0.77
Weighted average shares – diluted	357	358
Revenues and other income	$20,653	$15,928

MPC President and Chief Executive Officer Gary R. Heminger said the company’s third quarter profitability can be attributed to relatively strong crack spreads leveraged across the company’s entire crude slate, as well as the company’s balance in terms of its geographic location, business integration, and crude oil sourcing. “During the third quarter, we executed on our ability to process crude oil produced in the U.S. mid-continent, Canada, and from virtually anywhere else in the world,” Heminger said. “We continued to capture price advantages from processing heavy and sour crudes, which comprised approximately 50 percent of the feedstocks we processed in the quarter. In addition, we increased our throughput of Canadian Heavy and crude priced off of WTI, bringing these to a combined total of approximately 38 percent of our crude slate during the quarter, compared to 28 percent during the third quarter of 2010.”

Heminger said that MPC’s operational performance and flexibility also contributed to the company’s third quarter profitability. “Even as we continued to leverage price-advantaged crudes, we also have been very successful at operating safely and efficiently,” he said. “Through the third quarter, our crude units utilization rate was approximately 100 percent, confirming that disciplined investment in our assets and operational excellence position us to deliver positive financial results in a variety of market conditions.”

MPC’s financial performance and confidence in its business model were key drivers behind the company’s decision to increase its quarterly dividend by 25 percent. Heminger said that the increase, announced Oct. 26, reflects the balanced approach the company intends to pursue between investing in the business and returning capital to shareholders.

Looking to the future, Heminger noted that MPC’s ability to leverage price-advantaged heavy and sour feedstocks will be further enhanced with the completion of the Detroit Heavy Oil Upgrade Project (DHOUP) during the second half of 2012. “With the $2.2 billion DHOUP on budget and on schedule, we are positioned to process an incremental 80,000 barrels per day of heavy crude once DHOUP comes on stream,” he said. Heminger added that MPC’s successful project execution extends beyond DHOUP and includes a number of other initiatives to further enhance shareholder value. “Whether it’s additional de-bottlenecking within our refining system, expansion of our retail presence, enhancing our logistical flexibility, or continuing to focus on overall operational excellence, we have an ambitious agenda going forward.”

Segment Results

Total segment income from operations was $1.85 billion in the third quarter of 2011, compared with $496 million in the third quarter of 2010.

	Three Months Ended September 30
(In millions)	2011	2010
Refining & Marketing	$1,711	$352
Speedway	85	105
Pipeline Transportation	56	39

Segment income from operations(a)	1,852	496
Items not allocated to segments
Corporate and other unallocated items	(93)	(53)

Income from operations	$1,759	$443

(a)	See Supplemental Statistics for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Refining & Marketing

Refining & Marketing segment income from operations was $1.71 billion in the third quarter of 2011, compared with $352 million in the third quarter of 2010. The increase was primarily the result of a higher refining and marketing gross margin, which increased to $13.18 per barrel in the third quarter of 2011 from $3.75 per barrel in the third quarter of 2010.

The main factors contributing to the increase in the gross margin for the third quarter of 2011 were favorable crude oil acquisition costs and higher crack spreads. The favorable crude oil acquisition costs resulted primarily from relatively wider differentials between West Texas Intermediate and other light sweet crudes, such as Light Louisiana Sweet (LLS), and between sweet and sour crudes. In addition, the Chicago and U.S. Gulf Coast (USGC) LLS 6-3-2-1 crack spreads increased in the third quarter of 2011 compared with the third quarter of 2010.

As of Sept. 30, the Detroit Heavy Oil Upgrade Project was 73 percent complete, and remains on budget and on schedule for an expected completion in the second half of 2012.

	Three Months Ended September 30
	2011	2010
Key Refining & Marketing Statistics
Refinery runs (thousand barrels per day)
Crude oil refined	1,201	1,263
Other charge & blend stocks	167	182

Total refinery inputs	1,368	1,445
Refined product sales volume (thousand barrels per day)	1,610	1,670
Refining & Marketing gross margin ($/gallon)(a)	$0.3138	$0.0893
Refining & Marketing gross margin ($/barrel)(a)	$13.18	$3.75

(a)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation, divided by Refining & Marketing segment refined product sales volumes.

Speedway

Speedway’s third quarter 2011 segment income from operations was $85 million, down $20 million compared to income from operations of $105 million in the third quarter of 2010. The decrease is primarily attributable to the sale of 166 convenience stores and 67 franchise convenience stores that were part of the December 2010 sale of the company’s Minnesota refinery and related assets.

Speedway’s gasoline and distillate gross margin per gallon averaged 12.57 cents in the third quarter of 2011, compared to 13.73 cents in the third quarter of 2010. In addition to this lower gross margin, lower sales volumes related to the Minnesota asset disposition also impacted results. Merchandise gross margin of $200 million was 7 percent lower in the third quarter of 2011 compared to the third quarter of 2010, also reflecting the effects of the Minnesota asset disposition.

Same-store gasoline sales volume at Speedway in the third quarter of 2011 decreased 2 percent, compared to an increase of 6 percent in the third quarter of 2010. The primary factor affecting same-store gasoline sales volume in the third quarter of 2011 was the higher average retail price of gasoline.

Speedway’s same-store merchandise sales increased 2 percent in the third quarter of 2011, compared with an increase of 3 percent for the third quarter of 2010.

	Three Months Ended September 30
	2011	2010
Key Speedway Statistics
Gasoline and distillate sales (million gallons)	775	869
Gasoline and distillate gross margin ($/gallon)(a)	$0.1257	$0.1373
Merchandise sales (in millions)	$797	$867
Merchandise gross margin (in millions)	$200	$215
Convenience stores at period end	1,374	1,594
Same-store gasoline sales volume (period over period)	(2%)	6%
Same-store merchandise sales $ (period over period)	2%	3%

(a)

The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volumes.

Pipeline Transportation

Pipeline transportation segment income from operations of $56 million was $17 million higher than third quarter 2010 segment income. The increase primarily reflects the absence of non-routine maintenance and impairment expenses incurred in 2010, partially offset by a reduction in pipeline equity affiliate earnings.

	Three Months Ended September 30
	2011	2010
Key Pipeline Transportation Statistics
Pipeline barrels handled (thousand barrels per day)(a)
Crude oil trunk lines	1,205	1,290
Refined product trunk lines	1,128	1,061

Total pipeline barrels handled	2,333	2,351

(a)	Volumes transported on owned common carrier pipelines, excluding equity method investments

Corporate Items

Corporate and other unallocated expenses increased $40 million in the third quarter of 2011 compared with the third quarter of 2010. Approximately $33 million of the increase relates to costs associated with being a stand-alone company, including higher information technology, employee benefits, and other administrative and transition expenses. The remaining balance is due to higher incentive compensation accruals related to 2011 performance.

Strengthened Financial Position and Liquidity to Fund Operations and Pursue Strategic Priorities

At Sept. 30, the company had $2.96 billion of cash, an unused $2 billion revolving credit facility, and an approximately $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide the company with significant flexibility to meet its day-to-day operational needs and pursue its strategic priorities, including value-enhancing bottom line growth opportunities and returning capital to shareholders over time. As of Sept. 30, the company’s strong financial position was reflected in a cash-adjusted debt to capital ratio of 3 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2011 Third Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Tuesday, Nov. 15. Financial information, including the earnings release and other investor-related material, will also be available online at http://ir.marathonpetroleum.com by clicking on “Quarterly Investor Packet.”

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner with a crude capacity in excess of 1.1 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,100 independently owned locations across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain, with approximately 1,375 locations in seven states. MPC also owns, operates, leases or has ownership interest in approximately 9,600 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421- 2703

Jamal Kheiry (419) 421- 3312

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10 could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10 are available on the SEC website, at http://www.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,614	$15,870	$59,165	$44,970
Sales to related parties	2	27	53	84
Income from equity method investments	15	18	41	56
Net gain on disposal of assets	5	5	10	8
Other income	17	8	49	26

Total revenues and other income	20,653	15,928	59,318	45,144

Costs and expenses:
Cost of revenues (excludes items below)	16,896	12,903	48,107	37,323
Purchases from related parties	80	712	1,846	1,717
Consumer excise taxes	1,329	1,351	3,807	3,871
Depreciation and amortization	227	234	661	723
Selling, general and administrative expenses	299	226	804	660
Other taxes	63	59	190	190

Total costs and expenses	18,894	15,485	55,415	44,484

Income from operations	1,759	443	3,903	660
Related party net interest and other financial income	0	2	35	11
Net interest and other financing income (costs)	(15)	(6)	(39)	(9)

Income before income taxes	1,744	439	3,899	662
Provision for income taxes	611	162	1,435	269

Net income	$1,133	$277	$2,464	$393

Per share data
Basic:
Net income	$3.18	$0.78	$6.91	$1.10
Diluted:
Net income	$3.16	$0.77	$6.88	$1.10
Dividends paid	$0.20	—	$0.20	—

Weighted average shares: (a)
Basic	356	356	356	356
Diluted	357	358	358	358

(a)

For comparative purposes, it has been assumed that the 356 million (basic) and 358 million (diluted) shares outstanding as of the June 30, 2011 spin-off date were also outstanding for each of the periods presented prior to the spin-off date.

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions)	2011	2010	2011	2010
Segment Income from Operations
Refining & Marketing	$1,711	$352	$3,773	$497
Speedway	85	105	198	228
Pipeline Transportation	56	39	161	131

Segment income from operations	1,852	496	4,132	856
Items not allocated to segments
Corporate and other unallocated items	(93)	(53)	(229)	(167)
Impairments	—	—	—	(29)
Net interest and other financial income (costs)	(15)	(4)	(4)	2

Income before income taxes	1,744	439	3,899	662
Income tax provision	611	162	1,435	269

Net income	$1,133	$277	$2,464	$393

Capital Expenditures and Investments(a)
Refining & Marketing	$224	$228	$600	$713
Speedway (b)	19	15	121	33
Pipeline Transportation	31	6	69	15
Other (c)	31	26	104	75

Total	$305	$275	$894	$836

(a)	Capital expenditures include changes in accruals.
(b)	Includes $74 million acquisition of 23 convenience stores in May 2011.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2011	2010	2011	2010
MPC Consolidated Refined Product Sales Volumes (thousand barrels per day)(a)	1,625	1,681	1,589	1,550
Refining & Marketing Operating Statistics
Refinery runs (thousand barrels per day)
Crude oil refined	1,201	1,263	1,171	1,166
Other charge and blend stocks	167	182	183	148

Total	1,368	1,445	1,354	1,314
Refined product yields (thousand barrels per day)
Gasoline	724	785	733	706
Distillates	433	439	424	392
Propane	25	27	25	24
Feedstocks and special products	122	113	118	108
Heavy fuel oil	19	28	20	24
Asphalt	63	80	57	79

Total	1,386	1,472	1,377	1,333
Refined products sales volumes (thousand barrels per day)(b)	1,610	1,670	1,571	1,538
Refining and marketing gross margin ($/gallon)(c)	$0.3138	$0.0893	$0.2452	$0.0598
Speedway Operating Statistics
Convenience stores at period end	1,374	1,594

Gasoline and distillate sales (million gallons)	775	869	2,193	2,500
Gasoline and distillate gross margin ($/gallon)(d)	$0.1257	$0.1373	$0.1277	$0.1193
Merchandise sales	$797	$867	$2,203	$2,430
Merchandise gross margin	$200	$215	$536	$600
Pipeline Transportation Operating Statistics
Pipeline barrels handled (thousand barrels per day)(e)
Crude oil trunk lines	1,205	1,290	1,200	1,210
Refined product trunk lines	1,128	1,061	1,039	913

Total pipeline barrels handled	2,333	2,351	2,239	2,123

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes intersegment sales.
(c)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation, divided by Refining & Marketing segment refined product sales volumes.

(d)

The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volumes.

(e)	On owned common carrier pipelines, excluding equity method investments.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) by Segment

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions)	2011	2010	2011	2010
EBITDA(a)
Refining & Marketing	$1,890	$532	$4,307	$1,058
Speedway	113	131	280	311
Pipeline Transportation	68	67	195	181

Total segment EBITDA	2,071	730	4,782	1,550
Less: Total segment depreciation & amortization	219	234	650	694

Total segment income from operations	1,852	496	4,132	856

Items not allocated to segments
Corporate and other unallocated items	(93)	(53)	(229)	(167)
Impairments	—	—	—	(29)
Net interest and other financial income (costs)	(15)	(4)	(4)	2

Income before income taxes	1,744	439	3,899	662
Income tax provision	611	162	1,435	269

Net income	$1,133	$277	$2,464	$393

(a)

EBITDA represents earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. We present EBITDA on a segment basis because we believe some investors and analysts use EBITDA to help analyze operating performance and cash flows, including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of financial covenants in our credit agreements. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. EBITDA may not be comparable to similarly titled measures used by other entities.

Select Balance Sheet Data (Unaudited)

(Dollars in millions)	September 30, 2011	June 30, 2011
Cash and cash equivalents	$2,957	$1,622
Total debt(a)	$3,299	$3,274
Cash-adjusted total debt(b)	$342	$1,652
Stockholders’ equity	$10,049	$8,977
Cash-adjusted debt to capital ratio	3%	16%

(a)	Includes long-term debt due within one year.
(b)	We present cash-adjusted total debt because we believe some investors and analysts use this information to help analyze a company’s financial position.